UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12.

SHILOH INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Shiloh Industries, Inc.

Suite 202, 103 Foulk Road

Wilmington, Delaware 19803

Telephone: (302) 656-1950

February 13, 2008

Dear Shiloh Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Shiloh Industries, Inc. (the “Company”), which will be held on Wednesday, March 19, 2008, at 10:00 a.m., at The MTD Products Inc Lodge, 5903 Grafton Road, Valley City, Ohio.

This year, your Board of Directors is recommending that you elect three Directors who are described in the proxy statement.

The Company has enclosed a copy of its Annual Report for the fiscal year ended October 31, 2007 with this notice of annual meeting of stockholders and proxy statement. If you would like another copy of the 2007 Annual Report, please contact Stephen E. Graham at Shiloh Industries, Inc., 880 Steel Drive, Valley City, Ohio 44280, (330) 558-2600, and you will be sent one.

Please read the enclosed information carefully before completing and returning the enclosed proxy card. Returning your proxy card as soon as possible will assure your representation at the meeting, whether or not you plan to attend. If you do attend the annual meeting, you may, of course, revoke your proxy should you wish to vote in person.

Sincerely,

/s/ Theodore K. Zampetis
Theodore K. Zampetis
President and Chief Executive Officer

Shiloh Industries, Inc.

Suite 202, 103 Foulk Road

Wilmington, Delaware 19803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MARCH 19, 2008

The Annual Meeting of Stockholders of Shiloh Industries, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, March 19, 2008, at 10:00 a.m. (the “Annual Meeting”), at The MTD Products Inc Lodge, 5903 Grafton Road, Valley City, Ohio 44280, for the purpose of:

(1) Electing three Directors to serve a term of three years and until their successors have been duly elected and qualified; and

(2) Transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 22, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ David J. Hessler
David J. Hessler
Secretary

February 13, 2008

The Company’s Annual Report for the fiscal year ended October 31, 2007 (the “2007 Annual Report”) is enclosed. The 2007 Annual Report contains financial and other information about the Company, but is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire.

SHILOH INDUSTRIES, INC.

Suite 202, 103 Foulk Road

Wilmington, Delaware 19803

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 19, 2008

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Shiloh Industries, Inc., a Delaware corporation (the “Company”), of proxies to be used at the annual meeting of stockholders of the Company to be held on March 19, 2008 (the “Annual Meeting”). This proxy statement and the accompanying proxy card and annual report to stockholders for the fiscal year ended October 31, 2007 are first being mailed to stockholders commencing on or about February 13, 2008.

If the enclosed proxy card is executed and returned, the shares represented by it will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to the Company or by submission of a later dated proxy.

Stockholders of record of the Company at the close of business on January 22, 2008 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 16,355,867 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). A list of such holders will be open to the examination of any stockholder for any purpose germane to the meeting at Shiloh Industries, Inc., Suite 202, 103 Foulk Road, Wilmington, Delaware 19803 and Shiloh Industries, Inc., 880 Steel Drive, Valley City, Ohio 44280 for a period of ten days prior to the meeting. Each share of Common Stock is entitled to one vote. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain,” as well as proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting (“broker non-votes”), will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

The three nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, any shares of Common Stock present in person or by proxy at the Annual Meeting, but not voted for any reason, have no impact in the election of Directors, except to the extent that the failure to vote for an individual may result in another individual receiving a greater number of votes. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. If any proposal at the Annual Meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under Delaware law, and, therefore, such abstentions have the effect of a vote against such proposal. Broker non-votes in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval.

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted: (i) for the nominees for Director named in this proxy statement and (ii) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters which properly come before the Annual Meeting.

ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation provides that the Board of Directors will be divided into three classes of Directors to be as nearly equal in number of Directors as possible. Class III currently consists of Curtis E. Moll, Robert J. King, Jr. and Theodore K. Zampetis, and their current term of office will expire at this Annual Meeting. Class I consists of David J. Hessler, Gary A. Oatey and John J. Tanis, and their current term of office will expire at the 2009 Annual Meeting. Class II consists of Cloyd J. Abruzzo, George G. Goodrich and Dieter Kaesgen, and their current term of office will expire at the 2010 Annual Meeting. At each annual stockholders’ meeting, Directors are elected for a term of three years and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by a majority of the remaining Directors then in office.

At the Annual Meeting, three Directors are to be elected to hold office for a term of three years and until their successors are elected and qualified. The Board of Directors recommends that its three nominees for Director be elected at the Annual Meeting. The nominees are Curtis E. Moll, Robert J. King, Jr. and Theodore K. Zampetis. Mr. Moll and Mr. Zampetis have served as Directors of the Company since 1993. Mr. King has served as Director of the Company since February 2005. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board of Directors may recommend. Information regarding the nominees for Director and the continuing Directors of the Company is set forth below:

Name	Age	Position(s)
Curtis E. Moll (1)	68	Chairman of the Board and Director
Theodore K. Zampetis (1)	62	President, Chief Executive Officer and Director
Cloyd J. Abruzzo (2)(3)(4)	57	Director
George G. Goodrich (1)(3)(4)	67	Director
David J. Hessler (2)	64	Secretary and Director
Dieter Kaesgen (2)	71	Director
Robert J. King, Jr. (2)	52	Director
Gary A. Oatey (3)(4)	59	Director
John J. Tanis (1)(2)(3)(4)	81	Director

(1)	Member of the Executive and Governance Committee.

(2)	Member of the Finance and Pension Administration Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Audit Committee.

Director Nominees

CURTIS E. MOLL has served as a Director of the Company since its formation in April 1993 and became Chairman of the Board in April 1999. Since 1980, Mr. Moll has served as the Chairman of the Board and Chief Executive Officer of MTD Products Inc (“MTD Products”) an outdoor power equipment manufacturer and a wholly owned subsidiary of MTD Holdings Inc (“MTD Holdings”). Mr. Moll is Chairman of the Board and Chief Executive Officer of MTD Holdings. Mr. Moll also serves as a director of Sherwin-Williams Company and AGCO Corporation.

ROBERT J. KING, JR. has served as a Director of the Company since February 2005. In October 2006, Mr. King was appointed Senior Managing Director of FSI Group, Inc., a manager of private equity funds. From January 2006 to October 2006, Mr. King was a managing director of Western Reserve Partners LLC, an investment banking firm. Mr. King retired in January 2005 from Fifth Third Bancorp, a diversified financial services company. From August 1997 until his retirement, Mr. King was President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio). Mr. King also served as Regional President of Fifth Third Bank from June 2002 until his retirement. From 1990 through July 1997, Mr. King served as President and Chief Executive Officer of Fifth Third Bank (Northwestern Ohio). Mr. King joined Fifth Third Bank in 1975 and held a variety of positions prior to becoming President and Chief Executive Officer (Northwestern Ohio) in 1990. Mr. King is a director of MTD Holdings and The Andersons, Inc.

THEODORE K. ZAMPETIS has served as a Director of the Company since July 1993 and as President and Chief Executive Officer of the Company since January 2002. From January 2001 to January 2002, Mr. Zampetis served as President of Strategic Partners International, LLC, a management consulting firm. From November 1999 to December 2000, Mr. Zampetis independently conducted research and performed certain consulting services. Previously, he had worked for 27 years at The Standard Products Company, a global manufacturer of rubber and plastic parts principally for automotive original equipment manufacturers, where he held various positions, including serving as the President and Chief Operating Officer of World Wide Operations from 1991 to 1999, at which point Standard Products was sold to Cooper Tire. Mr. Zampetis was also a member of the Board of Directors of Standard Products from 1991 until 1999.

Continuing Directors

CLOYD J. ABRUZZO has served as a Director of the Company since March 2004. Mr. Abruzzo retired in December 2003 from Stoneridge, Inc., a global designer and manufacturer of specialty electrical components and systems for the automotive and commercial vehicle markets. From May 1993 until his retirement, Mr. Abruzzo was President and Chief Executive Officer of Stoneridge. Mr. Abruzzo joined Stoneridge in 1980 and held several positions prior to becoming President and Chief Executive Officer in May 1993.

GEORGE G. GOODRICH has served as a Director of the Company since March 2004. Mr. Goodrich has been the Executive in Residence at the Boler School of Business at John Carroll University since January 2003 and had served on its Board of Directors from 1994 until June 2005. Mr. Goodrich retired from Arthur Andersen & Co., a public accounting firm, in August 2001 after spending 37 years with the firm. At the time of his retirement, Mr. Goodrich was a partner of the firm and was Director of Global Tax and Assistant Treasurer for Andersen Worldwide, the parent organization of Arthur Andersen & Co. From 1999 to 2001, Mr. Goodrich also was Director of the worldwide tax and legal practice review program of Arthur Andersen & Co.

DAVID J. HESSLER has served as the Secretary and a Director of the Company since its formation in April 1993. Mr. Hessler has been a Senior Partner in the law firm of Wegman, Hessler & Vanderburg or its predecessors since 1968, and served as the Secretary of MTD Products from 1977 through January 2003. Mr. Hessler also served as a director of MTD Products from January 2003 through January 2006. Mr. Hessler also serves as Secretary and as a director of MTD Holdings. MTD Holdings beneficially owns a majority of the Company’s Common Stock.

DIETER KAESGEN became a Director of the Company in May 2002. Mr. Kaesgen previously served as a Director of the Company from December 1995 until December 1999. Since January 2005, Mr. Kaesgen has served as Special Assistant to the Chairman of the Board of MTD Products. From January 2001 until January 2005, Mr. Kaesgen served as President and Chief Operating Officer of MTD Products. Mr. Kaesgen has been a director of MTD Products since 1983 and is also President and Vice Chairman of the Board of MTD Holdings. From October 1996 until January 2001, Mr. Kaesgen served as President of the Consumer Products Group of MTD Products. Mr. Kaesgen served as Executive Vice President and Chief Operating Officer of MTD Products from August 1988 to October 1996. Mr. Kaesgen has been employed with MTD Products since 1962 in various operational capacities.

GARY A. OATEY has served as a Director of the Company since August 2004. Mr. Oatey has been the Chairman and Chief Executive Officer of the Oatey Company, a manufacturer of plumbing products, since 1987. Mr. Oatey also serves as a director of The J. M. Smucker Company.

JOHN J. TANIS has served as a Director of the Company since March 2001. From 1973 until he retired in 1997, Mr. Tanis served as Chairman, President and Chief Executive Officer of United Screw and Bolt Corporation, a manufacturer of metal stampings and plastic components.

Curtis E. Moll and Dieter Kaesgen are cousins.

Committees and Directors Meetings

The Board of Directors has determined that the Company is a “controlled company,” as defined in Rule 4350(c)(5) of the Marketplace Rules of the Nasdaq Stock Market, based on MTD Holdings’ beneficial ownership of approximately 51.5% of the outstanding Common Stock. Accordingly, the Company is not required to meet certain of the Marketplace Rules of the Nasdaq Stock Market, including the requirement to maintain a majority of independent directors on the Company’s Board of Directors and the requirements regarding the determination of compensation of executive officers and the nomination of directors by independent directors.

The Board of Directors has four standing committees: the Executive and Governance Committee, the Audit Committee, the Compensation Committee and the Finance and Pension Administration Committee.

The Executive and Governance Committee exercises the power and authority of the Board of Directors on all matters, except as expressly limited by applicable law, in the interim period between Board of Directors’ meetings. The Executive and Governance Committee did not meet in fiscal 2007. The current members of the Executive and Governance Committee are Messrs. Goodrich, Moll, Tanis and Zampetis.

The Board of Directors has adopted an Audit Committee charter that complies with Rule 4350(d)(1) of the Marketplace Rules of the Nasdaq Stock Market. The Audit Committee has the responsibility and authority set forth in Rule 4350(d)(3) of the Marketplace Rules of the Nasdaq Stock Market under the charter. Among other things, the Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, including the resolution of disagreements between management and the auditors regarding financial reporting. Additionally, the Audit Committee approves all related-party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K.

The current members of the Audit Committee are Messrs. Abruzzo, Goodrich, Oatey and Tanis. The Board of Directors has determined that it has at least one “audit committee financial expert,” as defined in Item 401(h)(2) of Regulation S-K, serving on the Audit Committee, George G. Goodrich, and that Mr. Goodrich is an “independent director” as defined in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market. The Audit Committee held five meetings in fiscal 2007.

The Compensation Committee oversees all matters relating to human resources of the Company and administers (1) all stock option or stock-related plans and, in connection therewith, all awards of options and performance units to employees pursuant to any such stock option or stock related plan, (2) all bonus plans, including, without limitation, the Senior Management Bonus Plan and the Executive Incentive Bonus Plan and (3) all compensation of the Chief Executive Officer of the Company. The current members of the Compensation Committee are Messrs. Abruzzo, Goodrich, Oatey and Tanis. The Compensation Committee held two meetings in fiscal 2007.

The Finance and Pension Administration Committee reviews matters relating to various finance issues facing the Company as well as matters related to the Company’s pension plans. The current members of the Finance and Pension Administration Committee are Messrs. Abruzzo, Hessler, Kaesgen, King and Tanis. The Finance and Pension Administration Committee held one meeting during fiscal 2007.

The Board of Directors does not have a standing nominating committee or committee performing similar functions. The Board of Directors has determined that it is appropriate not to have a nominating committee because of the relatively small size of the Board of Directors, and the entire Board of Directors functions in the capacity of a nominating committee.

The Board of Directors does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders. Because of the size of the Board of Directors and the historical small turnover of its members, the Board addresses the need to retain members and fill vacancies after discussion among current members and the Company’s management. Accordingly, the Board of Directors has determined that it is appropriate not to have such a policy at this time. The Board of Directors, however, will consider director candidates recommended by stockholders. Any stockholder that wishes to nominate a director candidate should submit complete information as to the identity and qualifications of the director candidate pursuant to the procedures set forth below under “Communication with the Board of Directors.” The Board of Directors does not have any specific qualifications that have to be met by director candidates and does not have a formal process for identifying and evaluating director candidates.

The Board of Directors held twelve meetings in fiscal 2007. All of the Directors attended at least seventy-five percent of the total meetings held by the Board of Directors and by all committees on which they served in fiscal 2007.

Although the Company does not have a policy with respect to attendance by the Directors at the Annual Meeting of Stockholders, Directors are encouraged to attend. All of the nine members of the Board of Directors attended the 2007 Annual Meeting of Stockholders.

Communication with the Board of Directors

The Board of Directors of the Company believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders who wish to communicate with the Board of Directors or a particular Director may do so by sending a letter to the Secretary of the Company at 880 Steel Drive, Valley City, Ohio 44280. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual Directors. The Secretary will make copies of all such letters and circulate them to the appropriate Director or Directors.

Principal Accountant Fees and Services

Audit Fees

Fees paid in fiscal 2007 and fiscal 2008 pertaining to fiscal 2007 to Grant Thornton for the audit of the annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and for the reviews of the consolidated financial statements included in the Company’s Forms 10-Q for the quarters included in the fiscal year ended October 31, 2007 were $708,569. Fees paid to Deloitte for the audit of the annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and for the reviews of the consolidated financial statements included in the Company’s Forms 10-Q for the quarters included in the fiscal years ended October 31, 2006 were $1,003,850.

Audit-Related Fees

Fees paid to Grant Thornton for audit-related services for the fiscal year ended October 31, 2007 were $56,600. Audit related services in fiscal 2007 consisted of a review and analysis of inventory purchases of certain raw material commodities and a review and analysis of payroll related liability accounts. Fees paid to Deloitte for audit-related services were $8,800 for the fiscal year ended October 31, 2006. Audit-related services in fiscal 2006 consisted of preparations for compliance with Section 404 of the Sarbanes-Oxley Act for the fiscal year ended October 31, 2006.

Tax Fees

Fees paid to Grant Thornton associated with tax compliance and tax consultation were $61,399 for the fiscal year ended October 31, 2007. Fees paid to Deloitte associated with tax compliance and tax consultation were $52,300 for the fiscal year ended October 31, 2006.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services.

For the fiscal years ended October 31, 2007 and 2006, 100% of the services described in “Audit Fees”, “Audit-Related Fees” and “ Tax Fees” were approved by the Audit Committee in accordance with the Company’s formal policy on auditor independence.

Compensation Committee Interlocks and Insider Participation and Certain Relationships and Related Transactions

The members of the Company’s Compensation Committee during the fiscal year ended October 31, 2007 were Messrs. Abruzzo, Goodrich, Oatey and Tanis. No officer or employee of the Company served on the Compensation Committee.

The law firm of Wegman, Hessler & Vanderburg, of which Mr. Hessler is a Senior Partner, provided services to the Company in fiscal 2007 in the amount of approximately $1,050,000 and provides services to the Company on an on-going basis. Mr. Hessler is the Secretary and a Director of the Company. Although Mr. Hessler is Secretary of the Company, he receives no compensation for holding such position.

In November 1999, the Company, through its wholly owned subsidiary, Shiloh Automotive, Inc. (“Shiloh Automotive”), acquired the automotive division of MTD Products, which is now a wholly owned subsidiary of MTD Holdings, the majority stockholder of the Company. Mr. Moll is the Chairman of the Board and Chief Executive Officer of MTD Products and Chairman of the Board and Chief Executive Officer of MTD Holdings, Mr. Kaesgen is a director of MTD Products and the President and Vice Chairman of the Board of MTD Holdings, Mr. Hessler is the Secretary and a director of MTD Holdings, and Mr. King is a director of MTD Holdings.

In May 2002, the Company entered into a three-year supply agreement with MTD Products to provide products and various services related to the manufacture of products for MTD Products at Company facilities. The Company received $1.0 million in cash for the various services in fiscal 2002, which was amortized over the life of the agreement. Pursuant to the supply agreement, the Company manufactures products for MTD Products on an ongoing basis at market-based prices. In December 2004, the Company acquired from MTD Consumer Group Inc, a wholly owned subsidiary of MTD Holdings (“MTD Consumer”), certain manufacturing equipment for $2.225 million. The manufacturing equipment acquired by the Company was originally sold by the Company to MTD Products in May 2002 for $4.54 million. The manufacturing equipment is utilized by the Company to provide products to MTD Products under the supply agreement. Upon acquisition of the manufacturing equipment in December 2004, the approximate $75,000 per month rental payment from the Company to MTD Products ceased. In September 2007, the Company sold to MTD Products two presses for $200,000. In fiscal 2007, the Company had sales to MTD Products and its affiliates in the aggregate amount of approximately $27.4 million.

In June 1993, the Company entered into a registration rights agreement (the “Registration Agreement”), which grants to MTD Holdings and certain former shareholders of Shiloh Corporation (1) the right to require the Company on one occasion to file a registration statement with the Securities and Exchange Commission to provide for the registration of the sale or exchange of all or part of their holdings of Common Stock and (2) certain “piggyback” registration rights to participate in future registrations of the securities of the Company. Under the Registration Agreement, the Company is required to pay all expenses incurred in connection with any such registrations other than any underwriting discounts and commissions associated with the sale of such Common Stock of such stockholders or fees of their counsel.

In January 2002, the Company issued 42,780 shares of Series A Preferred Stock to MTD Products to satisfy a note payable issued in connection with the purchase of the automotive division of MTD Products. In November 2004, the Company elected to redeem the Series A Preferred Stock in accordance with its terms, and paid to MTD Holdings (which retained the Series A Preferred Stock when it was established as a holding company), approximately $4.5 million, which included accrued and unpaid dividends of $245,985 for the period November 1, 2003 to October 31, 2004. Dividends prior to November 1, 2003 had been waived by agreement with MTD Holdings.

Mr. Zampetis’s son, Constantine Zampetis, is an employee of the Company. His salary for fiscal 2007 was $70,390, which is in line with comparable positions within the Company and he received a bonus of $7,331 for fiscal 2007.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Except as otherwise noted, the following table sets forth certain information as of November 30, 2007 as to the security ownership of those persons owning of record or known to the Company to be the beneficial owner of more than five percent of the voting securities of the Company and the security ownership of equity securities of the Company by each of the Directors and each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and all Directors and executive officers as a group. Unless otherwise indicated, all information with respect to beneficial ownership has been furnished by the respective Director, executive officer or five-percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). As of November 30, 2007, the Company had 16,354,699 shares of Common Stock outstanding.

Names And Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Shares of Common Stock Beneficially Owned (%)
MTD Holdings Inc (1)	8,405,266	51.4%
5965 Grafton Road
Valley City, Ohio 44280
Tontine Capital Partners, L.P. (2)	1,211,569	7.4%
55 Railroad Avenue, 3rd Floor
Greenwich, Connecticut 06830
Dimensional Fund Advisers, Inc. (3)	1,274,052	7.8%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Cloyd J. Abruzzo	8,000	*
George G. Goodrich	3,000	*
Stephen E. Graham	140,178	*
David J. Hessler (4)	308,735	1.9%
Dieter Kaesgen (5)	8,452,266	51.7%
James F. Keys	366,735	2.2%
Robert J. King, Jr.	1,500	*
Curtis E. Moll (6)	8,587,141	52.5%
Gary A. Oatey	9,000	*
Anthony M. Parente	10,300	*
John J. Tanis	4,000	*
Theodore K. Zampetis (7)	1,960,127	12.0%
All Directors and executive officers as a group (13 persons) (8)	11,425,716	69.9%

*	Less than one percent

(1)	Information reported is based on a Schedule 13D as filed with the Securities and Exchange Commission on November 3, 2004. MTD Holdings owns 100% of the capital stock of MTD Products. Includes 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products.

(2)	Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on February 9, 2007 indicating that Tontine Capital Partners, L.P. has shared voting power and shared dispositive power with Tontine Capital Management, L.L.C. and Jeffrey L. Gendell with respect to 1,211,569 shares of Common Stock. According to the filing, Tontine Capital Management, L.L.C. is the general partner of Tontine Capital Partners, L.P. and Jeffrey L. Gendell is the managing member of Tontine Capital Management, L.L.C.

(3)	Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on February 9, 2007. Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. (These investment companies and investment vehicles are the “Funds”). In its role as investment advisor and investment manager, Dimensional had both investment and voting power over 1,274,052 shares of Common Stock as of December 31, 2006. The Funds own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

(4)	Includes 1,000 shares of Common Stock owned by Mr. Hessler’s spouse and includes 21,500 shares of Common Stock held by trusts in which Mr. Hessler serves as co-trustee. Under the terms of the trust agreements, Mr. Hessler has shared voting and investment power with respect to these shares of Common Stock. Mr. Hessler disclaims beneficial ownership of these 22,500 shares of Common Stock.

(5)	Includes 7,300,866 shares of Common Stock which are owned of record by MTD Holdings and 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products. Mr. Kaesgen is Special Assistant to the Chairman of the Board of MTD Products and a director of MTD Products. Mr. Kaesgen’s address is c/o MTD Holdings Inc, 5965 Grafton Road, Valley City, Ohio 44280.

(6)	Includes 7,300,866 shares of Common Stock which are owned of record by MTD Holdings and 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products. Mr. Moll is Chairman of the Board and Chief Executive Officer of MTD Holdings and is Chairman of the Board and Chief Executive Officer of MTD Products. Also includes 500 shares of Common Stock held by The Moll Family Properties, an Ohio general partnership of which Mr. Moll is a general partner, 1,000 shares of Common Stock held by Mr. Moll’s spouse and 20,000 shares of Common Stock held by the Jochum-Moll Foundation, a charitable organization in which Mr. Moll shares voting and investment power over all the foundation’s assets. Mr. Moll disclaims beneficial ownership of the shares of Common Stock described in the preceding sentence. Mr. Moll’s address is c/o MTD Holdings, Inc, 5965 Grafton Road, Valley City, Ohio 44280.

(7)	Includes 147,062 shares of Common Stock subject to stock options granted under the Company’s 1993 Key Employee Stock Incentive Plan, which are exercisable within 60 days of November 30, 2007. Also includes 191,646 shares of Common Stock held on November 30, 2007 by the T.K. Zampetis Family Foundation, a section 501(c)(3) charitable organization in which Mr. Zampetis shares voting and investment power over all the foundation’s assets. Does not include some shares of Common Stock owned by Mr. Zampetis’ son, Constantine Zampetis, of which Mr. Zampetis disclaims beneficial ownership.

(8)	Includes 147,062 shares of Common Stock subject to stock options granted under the Company’s 1993 Key Employee Stock Incentive Plan, which are exercisable within 60 days of November 30, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act which were furnished to the Company during or with respect to fiscal 2007 by persons who were, at any time during fiscal 2007, directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all filing requirements for reporting persons were met.

Compensation Discussion and Analysis

Overview

The following discussion and analysis should be read in conjunction with the information presented in the compensation tables, the footnotes to those tables and the related disclosures appearing later in this proxy statement. The tables and related disclosures contain specific information about the compensation earned or paid during the fiscal year ending October 31, 2007 to the following individuals, whom we refer to as our named executive officers: Theodore K. Zampetis, President and Chief Executive Officer; Stephen E. Graham, Chief Financial Officer; James F. Keys, Senior Vice President and Chief Technology Officer; Anthony M. Parente, Vice President, Manufacturing Operations; and James R. Walker, Vice President, Sales and Business Development. As of December 4, 2007, Mr. Walker is no longer an executive officer of the Company.

The compensation and benefits payable to the Company’s directors and executive officers are established by the Compensation Committee of the Company’s board of directors (the “Committee”). The Committee consists of four members, Cloyd J. Abruzzo (Chairman), George G. Goodrich, Gary A. Oatey and John J. Tanis, each of whom is an independent director within the meaning of the listing standards of the Nasdaq Stock Market, a disinterested director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and a “non-employee director” within the meaning of Section 162(m) of the Internal Revenue Code.

During fiscal year 2007, the Committee held two meetings. The agenda for the meeting was established by the Chairman of the Committee. The Committee generally invites the Company’s Chief Executive Officer to the meetings, and occasionally invites other members of senior management to provide relevant data and information, individual performance assessment and compensation recommendations. In addition, the Committee regularly meets in executive session without management. Because the Committee is satisfied with its experience in the Company’s industry and has reviewed publicly available information regarding the compensation of executives of similar companies in the industry, the Committee has not engaged a corporate compensation consultant.

Compensation Philosophy

The Company’s basic objectives for executive compensation are to recruit and keep top quality executive leadership focused on attaining long-term corporate goals and increasing stockholder value.

Compensation Setting Process and Objectives

On an annual basis, usually near the end of each fiscal year, the Committee reviews and establishes the compensation program for the subsequent year for named executive officers based on the Company’s performance, individual performance and experience and market conditions and comparisons. The Company’s Chief Executive Officer, Mr. Zampetis, recommends compensation for the other executives after he meets with each of the executives, reviews their performance for the past year and, in cooperation with each executive, tailors personal goals (both qualitative and quantitative) for each executive for the next fiscal year. After these meetings, Mr. Zampetis recommends a compensation package and individual performance goals for each executive to the Committee for their consideration. The Committee conducts a similar process for Mr. Zampetis. In determining the mix and amount of executive compensation, the Committee reviews all components of executive compensation, including base salary, short-term incentives, long-term incentives, deferred compensation and perquisites, each of which is a common component of executive compensation at companies with which the Company competes.

Elements of Compensation

The elements of the Company’s executive compensation program consist of base salary, short-term incentives (cash bonuses), long-term incentives (stock options), deferred compensation (cash balance retirement plan, profit sharing retirement plan and supplemental executive retirement plan) and other perquisites and personal benefits.

Base Salary. Base salaries serve as a primary means of compensation for named executive officers and are set within ranges that are reasonable, considering comparable positions in companies similar to the Company in industry and region. Base salaries are also intended to be equitable and high enough to keep qualified executives from being over-dependent on cash bonuses in a cyclical industry. In recognition of the state of the automotive industry that the Company serves, the Company initiated steps to respond to current and anticipated market conditions. Two years ago, at the request of Mr. Zampetis, his salary was reduced by 25% to the current level of $375,000 and held at that level for last year. The salaries of the chief financial officer, the current senior vice president and chief technology officer were frozen in 2005 and held at the current level for last year. As a result, the base salary of each named executive officer during fiscal year 2007 was:

Named Executive Officer	Base Salary
Theodore K. Zampetis	$375,000
Stephen E. Graham	$242,730
James F. Keys	$244,400
Anthony M. Parente	$160,000
James R. Walker	$175,000

Short-Term Incentives. The Company maintains the Shiloh Industries, Inc. Senior Management Bonus Plan (the “Senior Management Bonus Plan”) to provide its executive officers with annual cash incentives for superior performance. The Senior Management Bonus Plan, which was approved by the stockholders of the Company at the annual meeting of stockholders for the fiscal year ended October 31, 2004 and is administered by the Compensation Committee, entitles named executive officers to be paid a cash bonus based upon the attainment of certain performance criteria established annually by the Compensation Committee. For fiscal year 2007, the Compensation Committee established performance goals based on the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), entitling the executive officers to be paid a bonus based upon varying percentages of their respective base salaries and the level of achievement of EBITDA in relation to the target established by the Compensation Committee. Furthermore, the Committee established personal performance goals and metrics for Mr. Zampetis and Mr. Zampetis, in consultation with each executive, recommended to the Committee performance goals and metrics for each executive officer that are also part of the bonus calculation. Some of these personal goals and metrics include demonstrated leadership and teamwork, establishing customer relationships, improvement in manufacturing costs year over year and the conversion of value added revenue to operating income.

For fiscal year 2007, the target bonus for the named executive officers (other than Mr. Zampetis) was 65% of their respective base salaries. When the Committee agreed to Mr. Zampetis’s request to reduce his base salary 25%, the Committee increased Mr. Zampetis’s target bonus from 80% to 90% of his original base salary to allow him, if the Company performed well, to recoup a portion of the salary he had voluntarily forgone.

Generally, for each percent that the Company’s EBITDA exceeded the EBITDA target of $60.4 million, the executive’s bonus would be increased by the corresponding percentage above their target bonus. For each percent the Company’s EBITDA was less than the EBITDA target, the executive’s bonus would be reduced by two times that percentage. If the Company’s EBITDA was less than 75% of the target EBITDA, no bonuses would be earned. The bonus earned by each executive may be increased or decreased based upon the Committee’s and Mr. Zampetis’s evaluation of each executive’s personal performance goals and metrics.

For fiscal 2007, the Company attained 93.5% of the established EBITDA performance target of $60.4 million. After giving effect to the adjustments relating to each executive’s personal performance, the aggregate cash bonuses awarded under the Senior Management Bonus Plan was $574,000. Each of the awards earned under the Senior Management Bonus Plan earned in fiscal 2007 are to be paid to the respective named executive officer in the first quarter of fiscal 2008.

Long-Term Incentives. Long-term incentives consisting of stock options are intended to motivate executives to make and execute plans that improve stockholder value over the long-term. The Committee believes that equity-based awards align executives’ interests with those of shareholders by reinforcing the risk of ownership and the importance of providing competitive long-term, total returns to shareholders. Such awards are granted under the 1993 Key Employee Stock Incentive Program, and awards are generally based on the recipient’s position within the Company and other personal performance factors. The Committee generally grants stock option awards annually. After the end of the fiscal year, the Committee assesses the financial performance of the Company, reviews the performance evaluations of each executive officer, and considers Mr. Zampetis’s recommendations for stock option awards and grants the appropriate awards. During fiscal year 2007, the named executive officers received the following option awards:

Named Executive Officer	Number of Shares Subject to Option Grant(1)	Grant Date Fair Value of Award(2)
Theodore K. Zampetis	50,000	$161,333
Stephen E. Graham	15,000	$48,400
James F. Keyes	15,000	$48,400
Anthony M. Parente	10,000	$32,267
James R. Walker	10,000	$32,267

(1)	The exercise price for each of the options granted is $14.74.

(2)	Uses the Black-Scholes method to determine the fair value of such stock option awards.

Deferred Compensation. In addition to a 401(k) plan, the Company provides a cash balance retirement plan and a profit sharing retirement plan that have been available for the named executive officers of the Company on the same basis as all other eligible employees of the Company. The plans are designed to provide participants with a means by which to save for retirement. Both plans are qualified plans to which the Company has made profit sharing and matching contributions on behalf of the plans’ participants. Subsequent to October 31, 2006 the Company announced the freezing of benefits under its cash balance retirement plan. As a result, the cash balance retirement plan ceased to accrue current service costs effective January 31, 2007. Benefit obligations that were earned through January 31, 2007 by plan members remained and will continue to accrue interest and vest in accordance with the plan’s vesting requirements, with 100% vesting achieved after five years of service.

Under the cash balance retirement plan’s benefit formula, the estimated annual benefits payable upon retirement at age 65 for Stephen Graham, James Keys, Anthony Parente and James Walker are $13,000, $9,000, $14,000 and $1,000, respectively. Theodore Zampetis is not entitled to benefits under this plan.

The Company also maintained an amended and restated supplemental executive retirement plan (the “SERP”), a non-qualified retirement plan, with Mr. Zampetis that was effective January 1, 2005. Pursuant to Mr. Zampetis’s expired employment agreement dated February 1, 2002, Mr. Zampetis was entitled to a benefit of $1,868,000 upon the expiration of his employment agreement. Beginning in the third quarter of fiscal 2002, the Company created a rabbi trust to accrue and set aside this benefit. On January 31, 2007, the $1,868,000 that Mr. Zampetis was entitled to pursuant to his employment agreement was paid.

Auto Allowance and other perquisites. In fiscal year 2007, the Company provided each named executive officer with an automobile allowance of $8,400. In addition, James Walker received from the Company an allowance of $8,750 to cover country club dues for purposes of business development.

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code places a limit on the deduction as a business expense of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the Company’s Chief Executive Officer and the next four most highly compensated executive officers in the year that the compensation is paid). Compensation that is “performance-based compensation” generally does not count toward Section 162(m)’s $1 million limit. The Company’s Senior Management Bonus Plan is designed so that compensation paid qualifies as performance-based compensation within the meaning of Section 162(m).

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement.

Compensation Committee

Cloyd J. Abruzzo, Chairman

George G. Goodrich

Gary A. Oatey

John J. Tanis

Employment Agreement and Change in Control Agreements

Employment Agreement

The Company entered into a five-year employment agreement with Mr. Zampetis, its President and Chief Executive Officer, during the second quarter of fiscal 2002. The employment agreement was executed in June 2002. During the first three years of the agreement, Mr. Zampetis received a non-cash annual base salary, in arrears, in unrestricted shares of Common Stock. The number of shares issued was 350,000 at the end of year one, 300,000 at the end of year two and 250,000 at the end of year three. Mr. Zampetis was entitled to a base salary paid in cash during years four and five, which salary, pursuant to the terms of the employment agreement, was to be no less than $450,000. The Compensation Committee of the Board of Directors had set Mr. Zampetis’ annual salary at $500,000 commencing February 2005. However, as part of a Company-wide action plan of measures to respond to prevailing and anticipated market conditions, in October 2005, at Mr. Zampetis’ request, Mr. Zampetis’ salary was reduced by 25% to $375,000 effective November 1, 2005. In each of fiscal years 2002 and 2003, the Company granted Mr. Zampetis an option to purchase 250,000 shares of Common Stock.

Effective January 31, 2007, Mr. Zampetis’s employment agreement expired. Mr. Zampetis’s annual salary remains at $500,000. He has, however, continued to voluntarily forego 25% of his salary. Thus, his effective annual base salary is $375,000. Pursuant to the terms of the Shiloh Industries, Inc. Senior Management Bonus Plan, Mr. Zampetis is also eligible for a bonus of up to 90% of his original annual salary and, subject to the recommendation of the Compensation Committee, will be eligible to receive stock options annually. Mr. Zampetis will also be eligible for all of the benefits that are offered to the Company’s salaried staff, and will be eligible to participate in the Company’s 401(k) plan. The aforementioned reduction of Mr. Zampetis’ salary is expected to continue during fiscal 2008.

Change in Control Agreements

The Company has entered into Change in Control Agreements with each officer who is a Named Executive Officer. Under each agreement, certain benefits are payable by the Company to the Named Executive Officer if any of the following occur: (a) any person or group of persons (with certain limited exceptions) becomes the beneficial owner of 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the outstanding voting securities of the Company, (b) a change in the composition of the Board of Directors results in a majority of the Directors that are not incumbent directors, (c) with certain limited exceptions, a merger or other such reorganization of the Company is consummated, or (d) the Company is completely liquidated or dissolved.

Upon a change of control, the Company must pay the Named Executive Officer an amount equal to two times the sum of his then effective annual salary and bonus. In addition, the Company will provide continued health coverage for the Named Executive Officer at a level at least as high as that enjoyed by the Named Executive Officer prior to the change in control or, if the Named Executive Officer’s employment is terminated within 18 months after a change in control, the Company will reimburse him for the full cost of any group health continuation coverage that the Company would otherwise be required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 until the earlier of the date (a) the Named Executive Officer becomes covered by comparable health coverage offered by another employer, or (b) 18 months after the date he receives his payment from the change in control.

Finally, to the extent that any payment made to a Named Executive Officer under a Change in Control Agreement would be subject to any excise taxes imposed by Sections 4999 and 280G of the Internal Revenue Code of 1986, as amended, then the Company shall pay to the Named Executive Officer an additional amount sufficient to offset any such excise taxes and penalties incurred by the Named Executive Officer, as well as any additional excise taxes and penalties that may result from such payment to offset the original excise taxes and penalties.

Had a change of control occurred on October 31, 2007, the last day of fiscal 2007, the following aggregate consideration would have been due to the Named Executive Officers currently employed by the Company: Mr. Zampetis, $1,911,484; Mr. Graham, $818,182; Mr. Keys, $821,182; and Mr. Parente, $548,495. The preceding amounts are composed of the change of control payment, the value of continued healthcare benefits and excise tax gross-up. The amounts of the change of control payment, the value of continued healthcare benefits and excise tax gross-up, respectively, for each Named Executive Officer is as follows: Mr. Zampetis, $1,900,000, $11,484 and $0; Mr. Graham, $802,000, $16,182 and $0; Mr. Keys, $805,000, $16,182 and $0; and Mr. Parente, $528,000, $16,182 and $4,313. The change of control payment and the gross-up would be paid in a lump sum.

Summary Compensation Table

The table below provides information relating to compensation for fiscal 2007 for the Company’s Chief Executive Officer and the four executive officers of the Company. The amounts shown include compensation for services in all capacities that were provided to the Company and its direct and indirect subsidiaries and predecessors.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
TheodoreK.Zampetis,	2007	$375,000	n/a	n/a	$161,333	$301,500	$—	$16,367	$854,200
President and Chief Executive Officer

Stephen E. Graham,	2007	242,730	n/a	n/a	48,400	105,709	2,898	15,908	415,645
Chief Financial Officer

James F. Keys,	2007	244,400	n/a	n/a	48,400	106,436	3,723	14,970	417,929
Senior Vice President and Chief Technology Officer

Anthony M. Parente,	2007	160,000	n/a	n/a	32,267	60,000	(224)	13,768	265,811
Vice President, Manufacturing Operations

James R. Walker,	2007	175,000	n/a	n/a	32,267	—	(20)	21,979	229,226
Vice President, Sales and Business Development

(1)	Shiloh’s bonus falls under the non-equity incentive plan caption because there are benchmarks that must be met in order for the Company to pay the bonus.

(2)	There were no stock awards outstanding or forfeitures of stock awards in fiscal 2007 by named executive officers.

(3)	The Company uses the Black-Scholes method to determine the fair value of new stock option awards. (A) description of the assumptions used in valuing the options can be found in footnote 11 to the Company’s Consolidated Financial Statements.

There	were no forfeitures of option awards in fiscal 2007 by named executive officers.

(4)	Each of the awards described above were earned in fiscal 2007 and paid to the named executive officer in the first quarter of fiscal 2008.

(5)	Mr. Zampetis had no change in value for deferred compensation because according to his employment agreement he was entitled to a fixed payment from a Supplemental Executive Retirement Plan after five years of service. The other named executive officers were part of the Shiloh Industries Cash Balance Plan in fiscal 2007.

(6)	The amounts shown in the “All Other Compensation” column are attributable to the following: $8,400 for each Named Executive Officer for an auto allowance; $8,750 for reimbursement of country club dues for Mr. Walker, the Company’s Vice President of Sales and Business Development; and the Company’s contributions to each defined contribution plan to the following people: $7,967 for Mr. Zampetis, $7,508 for Mr. Graham, $6,570 for Mr. Keys, $5,368 for Mr. Parente and $4,829 for Mr. Walker.

Shiloh Industries, Inc.

Grants of Plan-Based Awards for Fiscal Year 2007 (2)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (1)
		Threshold	Target	Maximum
Theodore K. Zampetis	12/6/2006	$225,000	$450,000	$540,000	n/a	n/a	n/a
Theodore K. Zampetis	2/14/2007	n/a	n/a	n/a	50,000	$14.74	$9.68
Stephen E. Graham	12/6/2006	$78,888	$157,775	$189,330	n/a	n/a	n/a
Stephen E. Graham	2/14/2007	n/a	n/a	n/a	15,000	$14.74	$9.68
James F. Keys	12/6/2006	$79,430	$158,860	$190,632	n/a	n/a	n/a
James F. Keys	2/14/2007	n/a	n/a	n/a	15,000	$14.74	$9.68
Anthony M. Parente	12/6/2006	$52,000	$104,000	$124,800	n/a	n/a	n/a
Anthony M. Parente	2/14/2007	n/a	n/a	n/a	10,000	$14.74	$9.68
James R. Walker	12/6/2006	$56,875	$113,750	$136,500	n/a	n/a	n/a
James R. Walker	2/14/2007	n/a	n/a	n/a	10,000	$14.74	$9.68

(1)	The Company uses the Black-Scholes method to determine the fair value of new stock option awards. A description of the assumptions used in valuing the options can be found in footnote 11 to the Company’s Consolidated Financial Statements. Values are stated on a per share basis.

(2)	The Company did not make any other Equity Incentive Plan Awards or stock awards in fiscal 2007 and the omitted columns are not applicable.

Outstanding Equity Awards at Fiscal Year End for Fiscal Year 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexercised Options- Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares of Stock that Have Not Vested	Market Value of Shares that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares that Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares that Have Not Vested
Theodore K. Zampetis	73,531	n/a	n/a	$1.70	1/25/2012	n/a	n/a	n/a	n/a
Theodore K. Zampetis	73,531	n/a	n/a	$1.70	3/26/2013	n/a	n/a	n/a	n/a
Theodore K. Zampetis	n/a	50,000	n/a	$14.74	2/14/2017	n/a	n/a	n/a	n/a
Stephen E. Graham	n/a	15,000	n/a	$14.74	2/14/2017	n/a	n/a	n/a	n/a
James F. Keys	n/a	15,000	n/a	$14.74	2/14/2017	n/a	n/a	n/a	n/a
Anthony M. Parente	n/a	10,000	n/a	$14.74	2/14/2017	n/a	n/a	n/a	n/a
James R. Walker	n/a	10,000	n/a	$14.74	2/14/2017	n/a	n/a	n/a	n/a

The options shown above that are not exercisable at October 31, 2007 were granted to the named executive officers on February 14, 2007.

These awards vest over a three year period, with one third vesting on February 14, 2008, 2009 and 2010, respectively.

Option Exercises and Stock Vested for Fiscal Year 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Theodore K.Zampetis.	n/a	n/a	n/a	n/a
Stephen E. Graham	n/a	n/a	n/a	n/a
James F. Keys	n/a	n/a	n/a	n/a
Anthony M. Parente	n/a	n/a	n/a	n/a
James R. Walker	n/a	n/a	n/a	n/a

Pension Benefits for Fiscal Year 2007

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Theodore K. Zampetis	Theodore K. Zampetis Supplemental Executive Retirement Plan	6	$—	$1,868,543
Stephen E. Graham	Shiloh Industries Cash Balance Plan	6	60,567	—
James F. Keys	Shiloh Industries Cash Balance Plan	6	52,787	—
Anthony M. Parente	Shiloh Industries Cash Balance Plan	28	50,519	—
James R. Walker	Shiloh Industries Cash Balance Plan	1	1,213	—

A description of the assumptions used in determining the present value of accumulated benefits can be found in footnote 9 to the Company’s Consolidated Financial Statements. The Company considers only an employee’s salary to the payout and benefit formula, and does not credit extra years of service.

In accordance with the five-year employment agreement between the Company and the President and Chief Executive Officer, in January 2007 the Company funded the supplemental executive retirement plan in the amount of $1,868,543.

Nonqualified Deferred Compensation for Fiscal Year 2007

Name	Executive Contributions in Fiscal 2007	Registrant Contributions in Fiscal 2007	Aggregate Earnings in Fiscal 2007	Aggregate Withdrawls/ Distributions	Aggregate Balance at October 31, 2007
Theodore K. Zampetis	n/a	n/a	n/a	n/a	n/a
Stephen E. Graham	n/a	n/a	n/a	n/a	n/a
James F. Keys	n/a	n/a	n/a	n/a	n/a
Anthony M. Parente	n/a	n/a	n/a	n/a	n/a
James R. Walker	n/a	n/a	n/a	n/a	n/a

The Company has no nonqualified deferred compensation plans that provide for the deferral of compensation on a non-tax qualified basis.

Director Compensation

All Directors, other than Directors who are employees of the Company, receive a retainer of $8,000 per quarter, or $8,500 per quarter for those Directors who serve as Chairman of a committee. In addition, each such Director receives a fee of $1,500 for each Board of Directors meeting and $1,000 for each committee meeting attended, provided that such fees for attendance at Board meetings and committee meetings may not exceed $2,000 per day. Additionally, any such Director that also serves as Chairman of a committee receives an additional fee of $500 for each meeting at which that Director presides as Chairman of a committee. Finally, each such Director is reimbursed for any reasonable travel expenses incurred in attending such meetings. All director compensation is paid in cash.

Director Compensation for Fiscal Year 2007

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Curtis E. Moll	$47,500	n/a	n/a	n/a	n/a	n/a	$47,500
Theodore K. Zampetis	—	n/a	n/a	n/a	n/a	n/a	—
Cloyd J. Abruzzo	54,000	n/a	n/a	n/a	n/a	n/a	54,000
George G. Goodrich	55,500	n/a	n/a	n/a	n/a	n/a	55,500
David J. Hessler	45,500	n/a	n/a	n/a	n/a	n/a	45,500
Dieter Kaesgen	42,500	n/a	n/a	n/a	n/a	n/a	42,500
Robert J. King, Jr.	42,500	n/a	n/a	n/a	n/a	n/a	42,500
Gary A. Oatey	46,000	n/a	n/a	n/a	n/a	n/a	46,000
John J. Tanis	54,500	n/a	n/a	n/a	n/a	n/a	54,500

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four directors who are independent, as defined in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market. The Audit Committee operates under a written Audit Committee charter adopted and approved by the Board of Directors.

The Audit Committee has reviewed and discussed with the Company’s management and Grant Thornton LLP, the audited financial statements of the Company for the year ended October 31, 2007. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees), as amended by SAS 90 and other regulations.

The Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committees”) and has discussed with Grant Thornton LLP such independent auditors’ independence. The Audit Committee has also considered whether Grant Thornton LLP’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007 for filing with the Securities and Exchange Commission.

This report is submitted on behalf of the Audit Committee.

George G. Goodrich, Chairman

Cloyd J. Abruzzo

Gary A. Oatey

John J. Tanis

COMPARATIVE STOCK PERFORMANCE GRAPH

The following graph compares the Company’s cumulative total stockholder return for the five-year period ended October 31, 2007 with the Nasdaq composite index and indices of certain companies selected by the Company as comparative to the Company. The graph assumes that the value of the investment in the Company’s Common Stock and each index was $100.00 on October 31, 2002.

COMPARISON OF COMPANY’S COMMON STOCK, NASDAQ

COMPOSITE INDEX AND PEER GROUP INDEX

	SHILOH	PEER INDEX	NASDAQ COMP INDEX
10/31/02	$126.15	$136.35	$78.67
10/31/03	$211.47	$128.10	$114.32
10/31/04	$402.29	$195.92	$116.85
10/29/05	$595.41	$205.76	$125.45
10/31/06	$680.73	$224.22	$140.03
10/31/07	$382.18	$175.09	$215.01

For the period of October 31, 2002 through October 31, 2007, the companies selected to form the Company’s line-of-business peer group index were: A. M. Castle & Co., ArvinMeritor, Inc., Gibraltar Steel Corp., Olympic Steel, Inc., Steel Technologies, Inc., Tower Automotive Inc. (which was not used for fiscal year 2007) and Worthington Industries, Inc. The total return of each member of the Company’s peer group has been weighted according to each member’s stock market capitalization.

CHANGE IN CERTIFYING ACCOUNTANT

On January 31, 2007, the Audit Committee of the Board of Directors dismissed Deloitte & Touche LLP as its independent auditors.

The reports of Deloitte & Touche LLP on the consolidated financial statements of the Company for each of the two fiscal years ended October 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s consolidated financial statements for each of the two most recent fiscal years ended October 31, 2006 and 2005 and in the subsequent interim period from November 1, 2006 through and including January 31, 2007, there were no disagreements between the Company and Deloitte & Touche LLP on any matter of accounting principles or practice, consolidated financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the matter in their reports on the consolidated financial statements for such years.

During the two fiscal years ended October 31, 2006 and 2005 and in the subsequent interim period from November 1, 2006 through and including January 31, 2007, there were no reportable events (as the term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided the foregoing disclosure to Deloitte & Touche LLP and Deloitte & Touche LLP has furnished a letter addressed to the Securities and Exchange Commission stating whether Deloitte & Touche LLP agrees with the statements made above by the Company. This letter was filed as Exhibit 16.1 to the Current Report Form 8-K of the Company filed with the Securities and Exchange Commission on February 5, 2007.

On February 2, 2007, the Audit Committee of the Board of Directors engaged Grant Thornton LLP as the Company’s independent auditors to audit the consolidated financial statements of the Company for its fiscal year ending October 31, 2007.

During the fiscal years ended October 31, 2006 and 2005 and in the subsequent interim period from November 1, 2006 through and including February 2, 2007, neither the Company nor anyone on its behalf consulted Grant Thornton LLP regarding either (i) the application of accounting principles to any specified transaction (completed or proposed) or the type of audit report that might be rendered on the Company’s consolidated financial statements or (ii) any matter that was the subject of disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or any reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION.

The Company must receive by October 16, 2008 any proposal of a stockholder intended to be presented at the 2009 annual meeting of stockholders of the Company (the “2009 Meeting”) and to be included in the Company’s proxy, notice of meeting and proxy statement related to the 2009 Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to Shiloh Industries, Inc., 880 Steel Drive, Valley City, Ohio 44280 and should be submitted to the attention of Stephen E. Graham by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2009 Meeting (“Non-Rule 14a-8 Proposals”) must be received by the Company by December 30, 2008 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company’s proxy related to the 2009 Meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company after December 30, 2008.

The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended October 31, 2007, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Stephen E. Graham, Chief Financial Officer, Shiloh Industries, Inc., 880 Steel Drive, Valley City, Ohio 44280.

SOLICITATION OF PROXIES

The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview or telephone. Such Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS

The Directors know of no other matters which are likely to be brought before the Annual Meeting. The Company did not receive notice by December 30, 2007 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ David J. Hessler
DAVID J. HESSLER
Secretary

February 13, 2008

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY	PROXY

SHILOH INDUSTRIES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

FOR THE ANNUAL STOCKHOLDERS MEETING ON MARCH 19, 2008.

The undersigned hereby constitutes and appoints Theodore K. Zampetis, Curtis E. Moll and Stephen E. Graham, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Shiloh Industries, Inc. to be held at The MTD Products Inc Lodge, 5903 Grafton Road, Valley City, Ohio 44280 on Wednesday, March 19, 2008, at 10:00 a.m., and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, AND SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

(change of address)
SEE REVERSE SIDE

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)
(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

FOLD AND DETACH HERE

SHILOH INDUSTRIES, INC.

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.

	For	Withhold	For All
1. Election of Directors —	All	All	Except
Nominees:	☐	☐
Curtis E. Moll			☐
Robert J. King, Jr.			☐
Theodore K. Zampetis			☐

To attend meeting, mark the box. ☐

To change your address, mark the box. ☐

Dated:

Signature(s)

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN

IT IN THE ENCLOSED ENVELOPE.